Exhibit 10(b)

WELLS FARGO BONUS PLAN

The Plan is amended and restated effective January 1, 2017 and supersedes the Wells Fargo Bonus Plan originally effective January 1, 2000, subsequently clarified effective January 1, 2004 and January 1, 2006, amended and restated effective January 1, 2008, amended effective January 1, 2009, amended effective January 1, 2010, amended effective January 1, 2011, and amended effective January 1, 2015. Participants, incentive opportunities and Performance Measures shall be identified annually.

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PURPOSE OF THE PLAN

The purpose of the Wells Fargo Bonus Plan (the “Plan”) is to motivate a select group of management, supervisory and individual contributors to achieve superior results for Wells Fargo & Company and its subsidiaries (“Wells Fargo”). The Plan is a discretionary incentive plan designed to provide Participants with incentive compensation opportunities that focus on individual accountability for appropriate risk management and full compliance with applicable laws and regulations, as well as individual and team contributions through the measurement of meaningful performance objectives that are consistent with Wells Fargo’s corporate and business unit objectives.

The determination and payment of any incentive Award under the Plan is subject to the conditions and restrictions imposed under any applicable law, rules and regulations. A Participant’s rights to or receipt of compensation under the Plan may be limited, modified, cancelled or recovered to ensure compliance with all such applicable laws, rules, regulations and guidance that may be issued from time to time. In addition, the Plan Administrator and/or Wells Fargo (subject to the authority of the Human Resources Committee of Wells Fargo & Company’s Board of Directors (the “HRC”)) has full discretionary authority to adjust or amend a Participant’s incentive opportunity or recommended payout under the Plan at any time.

This document is comprised of four sections:

1.	Plan Eligibility

2.	Incentive Components

3.	Plan Administration

4.	Appendix A

For questions related to this document, policies or the administration of the Plan, please contact your Human Resources representative.

PLAN ELIGIBILITY

A.    Plan Eligibility

Wells Fargo management, supervisors, individual contributors and other groups of team members who are in a position to control or influence business results are eligible to participate in the Plan (“Participants”). Business unit managers, in consultation with their Human Resources partners, are responsible for identifying Participants within their business units who are eligible to participate in the Plan.

A Participant must have actively worked for at least three calendar months in an incentive-eligible position during the Plan Year. In addition, the Participant’s performance must have contributed towards the achievement of some or all of the Participant’s Performance Objectives. To be counted as "months worked," the Participant must be in an incentive-eligible job on or before the 15th of the month.

A Plan Participant must be employed by Wells Fargo as of the Award payment date in order to be eligible to be considered for a discretionary Award under the Plan, unless otherwise noted

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below. Exceptions may be made if the termination is a result of the Participant’s retirement, death, corporate transactions, or a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan as set forth in the leave of absence or death or retirement policies in the Plan Administration section.

B.	Plan Funding

A determination by the HRC that a bonus pool will be funded and Award payouts will occur under the Plan based on its evaluation of Wells Fargo’s performance.

C.    Award Qualifiers.

In furtherance of the purpose of this Plan and consistent with the expectations of Participants in their day-to-day job duties, to be considered for a discretionary incentive under this Plan, the Participant is expected to meet the following Award Qualifiers:

1.	A Participant is expected to meet the following objectives related to Risk and Compliance:

a.
Effectively manage all risk associated with their position as set forth in Wells Fargo’s Risk Management Accountability Policy (located in Wells Fargo’s Team Member Handbook) and other policies and procedures applicable to the Participant in the Participant’s role, including, but not limited to, credit, market, financial crimes, compliance, conduct, reputational and operational risks, as applicable;[1]

b.	Fulfill all risk management and compliance requirements (including, but not limited to, training requirements) that accompany Participant’s responsibilities;[2] and

c.	Operate in compliance with all applicable laws, regulations, policies and procedures applicable to Participant’s position and job responsibilities.[3]

2.
A Participant is expected to comply with Wells Fargo’s other employment policies and procedures including, but not limited to, the Code of Ethics and Business Conduct and the Information Security Policy (located on Teamworks).

Failure to meet all Award Qualifiers may result in a downward adjustment to, or elimination of, an Award opportunity as determined by the Plan Administrator, regardless of meeting individual Performance Objectives. In addition, a Participant’s Award opportunity under the Plan may be adjusted or denied if the team member has been on or received a formal warning
1 If a Participant has a question about the policies and procedures applicable to his/her role, the Participant should promptly contact his/her manager or Human Resources representative to understand where the Participant can find his/her group’s policies and procedures.
2 See footnote 1 above.
3 See footnote 1 above.

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or been on final notice of corrective action during the Plan Year. Additional performance adjustment and/or forfeitures may be made to any deferred awards for a Participant.

Business unit managers should work with their Human Resources representative to identify any other Disqualifying Factors that may impact a Participant’s eligibility under the Plan.

INCENTIVE COMPONENTS

Awards under the Plan are made in the sole and absolute discretion of Wells Fargo and the Plan Administrator, with recommendations from business unit managers and approvals from senior management. There is no guarantee that an incentive of any amount will be awarded to any Participant. To the extent an incentive may be payable, incentive recommendations should be consistent with the following guidelines:

A.	Incentive Opportunity Range

The Incentive Opportunity Range is the range of possible payout amounts that may be made without the approval of the Head of Wells Fargo Enterprise HR Consulting and the Operating Committee Member for the Participant’s line of business, or the Plan Administrator, as described below. Target award amounts are predefined by role, taking into consideration applicable regulatory and business practices. The Incentive Opportunity Range is generally up to 150% of the target award amount (the “Top of Range”). The threshold amount of an award is 50% of target; however, a Participant’s business unit manager may exercise discretion to pay below threshold. The range and threshold amounts do not guarantee an award in any amount or that any award will be made.

B.	Award Determination and Payout
The Performance Objective ratings are evaluated to determine the final incentive recommendation, subject to the Award Qualifiers and other terms of the Plan.

Performance shall be evaluated as soon as practicable following completion of the Plan Year by the Participant’s business unit manager and/or any other manager responsible for reviewing incentive recommendations in the Participant’s business unit. Lines of business are allocated incentive compensation pools used as guidelines to determine the appropriate amount of aggregate incentive compensation that should be paid at the business level. Establishment of the pool is not a guarantee that Awards will be paid to Participants nor does it guarantee the amount of any Award payable to Participants. Since Awards under the Plan are discretionary, lines of business may pay out all or a portion of their allocated pools, subject to the terms and conditions of the Plan.

All Awards under the Plan are subject to the following guidelines:

•
Performance related to each Performance Objective is evaluated following the end of the Plan Year. Provided the Award Qualifiers and other terms of the Plan have been met, the Participant’s manager evaluates the Participant’s performance and provides an incentive recommendation. The incentive recommendation should be within the Incentive Opportunity Range identified for the Participant’s position, unless further approvals are received as described below.

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•	Incentive Awards will be paid no later than March 15th of the calendar year following the end of the Plan Year.

•
Awards may be paid in the form of short-term cash or long-term awards (cash or equity), or a combination thereof, in the HRC’s discretion and may be adjusted to match the time horizon of risk outcomes. To the extent the HRC directs the Company to pay all or a portion of an award in the form of an equity-based award under the Wells Fargo & Company Long-Term Incentive Compensation Plan (the “LTICP”), the equity-based award will in all cases be conditioned upon and subject to the approval of the HRC and be subject to such terms and conditions as approved by the HRC in accordance with the provisions of the LTICP and reflected in the applicable award agreement. To the extent all or a portion of an Award will be paid in long-term cash, the long-term cash award will be made under the terms of the Wells Fargo & Company Long-Term Cash Award Plan (the “LTCAP”). The terms of awards under the LTCAP will be reflected in the applicable award agreement.

All Awards under the Plan are subject to the following approval requirements:

•
Operating Committee Members who head a line of business must approve the aggregate value of Incentive Awards for that business. Without limiting the discretion of Wells Fargo or the Plan Administrator, a Participant’s incentive recommendation may be increased by up to 15% over the Top of Range (i.e., generally up to 172.5% of target), on a discretionary basis by the Participant’s business unit manager, subject to the Participant’s Incentive Award being approved by the Operating Committee Member for the Participant’s line of business and the Head of Wells Fargo Enterprise HR Consulting. In no event may an award exceed 15% over the Top of Range unless approved by the Plan Administrator. Notwithstanding the foregoing, Awards to Operating Committee Members are subject to the approval of the HRC.

PLAN ADMINISTRATION

A.	Plan Administrator

The Plan Administrator is the Director of Human Resources of Wells Fargo & Company. The Plan Administrator has full discretionary authority to administer and interpret the Plan and may, at any time, delegate to personnel of Wells Fargo such responsibilities as he or she considers appropriate to facilitate the day-to-day administration of the Plan. The Plan Administrator also has the full discretionary authority to adjust or amend a Participant’s incentive opportunity or recommended Award under the Plan at any time subject to the authority of the HRC to adjust Awards as described herein.

Plan commitments or interpretations (oral or written) by anyone other than the Plan Administrator or one of his/her delegates are invalid and will have no force or effect upon the policies and procedures set forth in this Plan.

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B.	Plan Year

Participant performance is measured and financial records are kept on a “Plan Year” basis. The Plan Year is the 12-month period beginning each January 1 and ending on the following December 31, unless the Plan is modified, suspended or terminated.

C.	Disputes

If a Participant has a dispute regarding his/her incentive Award under the Plan, the Participant should attempt to resolve the dispute with the manager of his/her business unit. If this is not successful, the Participant should prepare a written request for review addressed to a Human Resources representative. The request for review should include any facts supporting the Participant’s request as well as any issues or comments the Participant deems pertinent. The Human Resources representative will send the Participant a written response documenting the outcome of this review in writing no later than 60 days following the date of the Participant’s written request. (If additional time is necessary, the Participant shall be notified in writing.) The determination of this request shall be final and conclusive upon all persons.

D.	Amendment or Termination

The Board of Directors of Wells Fargo & Company or the HRC may amend, suspend or terminate the Plan or any incentive opportunity or Award recommendation at any time, for any reason; the Company’s President, any Vice Chairman, the Chief Administrative Officer, the Director of Human Resources may amend, suspend or terminate any incentive opportunity or Award recommendation, other than those related to executive officers of Wells Fargo & Company, at any time, for any reason. Action taken on behalf of the Company may be taken by the Chairman, President, Chief Administrative Officer, Director of Human Resources, Head of Wells Fargo Enterprise HR Consulting or Director of Compensation and Benefits.

E.	Leaves of Absence

Incentive recommendations under the Plan may be pro-rated for Participants who go on a leave of absence provided the terms and conditions of the Plan have been satisfied, the Participant actively worked at least three months during the Plan Year and the Participant’s performance contributed towards the achievement of some or all of the Participant’s Performance Objectives. (See Section K: Pro-Rata Incentive Recommendations below.) If a Participant’s performance during the Plan Year contributed towards the achievement of all of the Participant’s Performance Objectives, the Participant’s incentive recommendation should be evaluated as if the Participant had not gone on leave. Business units should apply these criteria consistently to all Participants.

F.	Changes in Employment Status

1.
Employees (i) hired or (ii) transferred to a position that is bonus-eligible following a promotion from a non-bonus-eligible position, after the beginning of the Plan Year may be eligible to participate in the Plan, provided they meet all other Participant requirements as described in the Plan. Performance Objectives should be designed accordingly. To be eligible for any Award under the Plan, a Participant must have assigned Performance Objectives and an evaluation of performance on these objectives completed by the manager. Awards may be

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pro-rated based on the number of calendar months the Participant participates in the Plan during the Plan Year. (See Section K: Pro-Rata Incentive Recommendations below.)

2.
If, during the Plan Year, a Participant transfers to another business unit or receives a promotion to a new incentive-eligible position within Wells Fargo, the former and latter business unit managers should work together to determine whether the Participant met some or all of the Performance Objectives prior to the transfer or promotion and the terms and conditions of the Plan have been satisfied. Awards, if any, will be determined following the end of the Plan Year on the same schedule as other Awards under the Plan.

3.
If during the Plan Year, a Participant transfers between two bonus eligible positions, managers should consider the Award opportunity for each position and the time in those positions when determining the year-end Award.

G.	Retirement, Displacement, Death or Corporate Transaction

In the event of a Participant’s death or retirement during the Plan Year, a Participant may be considered for a pro-rated incentive award provided the Participant actively worked for at least three months during the Plan Year, met some or all of the Participant’s Performance Objectives, and the terms and conditions of the Plan have been satisfied. See Section K: Pro-Rata Incentive Recommendations below.

Participants who receive notice of a qualifying event under the Wells Fargo & Company Salary Continuation Pay Plan and whose positions are eliminated before the end of the Plan Year, may be considered for a pro-rata Award provided the Participant’s performance during the Plan Year contributed towards the achievement of some or all of the Participant’s Performance Objectives. (See Section K: Pro-Rata Incentive Recommendations below.) The Notice Period (as defined by that plan) should be considered in determining whether the Participant satisfies the three-month “actively at work” requirement and should also be considered when determining the pro-ration of the award. Award recommendations will be determined following the end of the Plan Year and are subject to the other terms and conditions of the Plan.

In the event of an involuntary termination due to a corporate transaction prior to the payment date a Participant may be considered for a pro-rata incentive award provided the Participant actively worked for at least three months during the Plan Year, met some or all of the Participant’s Performance Objectives, and the terms and conditions of the Plan have been satisfied. (See Section K: Pro-Rata Incentive Recommendations below.)

H.	Withholding Taxes

Wells Fargo shall deduct from all payments under the Plan an amount necessary to satisfy federal, state or local tax withholding requirements.

I.	Not an Employment Contract

The Plan is not an employment contract and participation in the Plan does not alter a Participant’s at-will employment relationship with Wells Fargo. Both the Participant and Wells Fargo are free to terminate their employment relationship at any time for any reason. No rights in the Plan may

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be claimed by any person whether or not he/she is selected to participate in the Plan. No person shall acquire any right to an accounting or to examine the books or the affairs of Wells Fargo.

J.	Assignment

No Participant shall have any right or power to pledge or assign any rights, privileges, or incentive awards provided for under the Plan.

K.	Pro-Rata Incentive Awards

Incentive recommendations for pro-rata awards described in this Plan are determined based on the number of calendar months the Participant worked during the Plan Year. For purposes of this calculation, Participants who work through the 15th of a calendar month will receive credit for the entire month.

L.	Code of Conduct

Violation of the terms or the spirit of the Plan and/or Wells Fargo’s Code of Ethics and Business Conduct by the Participant and/or the Participant’s supervisor, or other serious misconduct (including, but not limited to, gaming which is more fully discussed below), are grounds for disciplinary action, including disqualification from further participation in the Plan (including awards payable under the terms of the Plan) and/or immediate termination of employment.

Participants are expected to adhere to ethical and honest business practices. A Participant who violates the spirit of the Plan by “gaming” the system becomes immediately ineligible to participate in the Plan. “Gaming” is the manipulation and/or misrepresentation of sales or sales reporting in order to receive or attempt to receive compensation, or to meet or attempt to meet goals.

N. Internal Revenue Code Section 409A

To the extent that an award is paid in cash under the Plan, Wells Fargo intends such award to qualify as a short-term deferral exempt from the requirements of Internal Revenue Code Section 409A. In the event an award payable under the Plan does not qualify for treatment as an exempt short-term deferral, such amount will be paid in a manner that will satisfy the requirements of Internal Revenue Code Section 409A and applicable guidance thereunder.

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APPENDIX A

CRD IV Identified Staff and AIFMD/UCITS Identified Staff Participants

If a Participant is CRD IV Identified Staff or AIFMD/UCITS Identified Staff, the Participant’s eligibility for an incentive will be governed by, and subject to, the terms and conditions of the Plan, and any other conditions and restrictions imposed under any applicable law, rules and regulations. The form of any incentive awarded under the Plan and payout terms and conditions will be governed by the Identified Staff Incentive Payout Structure, a document that supplements the Plan and only applies to incentive awards granted to CRDIV Identified Staff and AIFMD/UCITS Identified Staff Participants.

A.	Definitions

For purposes of this Appendix A, the following definitions shall apply:

1.
CRD IV means Directive 2013/36/EU of the European Parliament and the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms and amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

2.
AIFMD means Directive 2011/61/EU of the European Parliament and of the Council of 8 June 2011 on Alternative Investment Fund Managers and amending Directives 2003/41/EC and 2009/65/EC and Regulations (EC) No 1060/2009 and (EU) No 1095/2010.

3.
UCITS means Directive 2009/65/EC on the coordination of laws, regulations and administrative provisions relating to undertakings for collective investment in transferable securities and amending Directive 2014/91/EU.

4.	CRD IV Identified Staff means all Code Staff and any other Participants who have been classified as Identified Staff for the purposes of CRD IV.

5.	AIFMD/UCITS Identified Staff means all Participants who have been classified as Identified Staff for the purposes of AIFMD and/or UCITS.

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